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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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SOUNDVIEW TECHNOLOGY GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SOUNDVIEW TECHNOLOGY GROUP, INC.
1700 EAST PUTNAM AVENUE
OLD GREENWICH, CT 06870

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 12, 2003

To the Stockholders
of SoundView Technology Group, Inc.

        The 2003 Annual Meeting of Stockholders of SoundView Technology Group, Inc. will be held at the principal executive offices of the Company located at 1700 East Putnam Avenue, Old Greenwich, CT 06870, on Thursday, June 12, 2003 at 11:00 a.m., local time, to consider and act upon the following matters:

  (1)
  To elect three (3) directors.

  (2)
  To consider and vote upon a proposal to amend the Company's Amended and Restated Certificate of Incorporation to effect a one for five reverse stock split of the Company's common stock, par value $0.01 per share.

  (3)
  To approve the Company's Incentive Bonus Compensation Plan for purposes of Internal Revenue Code Section 162(m).

  (4)
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        Only holders of record of common stock, par value $0.01 per share, of the Company at the close of business on April 17, 2003, the record date, are entitled to vote their shares at the Annual Meeting and any adjournment or postponement of the meeting. Each share of the Company's common stock will entitle its record holder to one vote on each matter put to a vote at the meeting.

        IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING WHETHER OR NOT YOU ARE PERSONALLY ABLE TO ATTEND. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO PLEASE SIGN, DATE AND MAIL THE ACCOMPANYING PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. THIS WILL ENSURE THAT YOUR SHARES ARE VOTED IN ACCORDANCE WITH YOUR WISHES AND THAT A QUORUM WILL BE PRESENT AT THE ANNUAL MEETING.

                      By Order of the Board of Directors,
                      Margot Lebenberg
                       Secretary

Old Greenwich, Connecticut
May 6, 2003

SOUNDVIEW TECHNOLOGY GROUP, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
to be held on June 12, 2003

INTRODUCTION

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of SoundView Technology Group, Inc., a Delaware corporation, for use at the Company's 2003 Annual Meeting of Stockholders to be held at the principal executive offices of the Company located at 1700 East Putnam Avenue, Old Greenwich, CT 06870, on Thursday, June 12, 2003, at 11:00 a.m., local time, and at any adjournment thereof.

        This Proxy Statement and the enclosed form of proxy are first being sent or given to stockholders of the Company on or about May 12, 2003.

Purposes of Meeting

        The purposes of the meeting are to consider and act upon the following matters:

  1.
  To elect three (3) directors.

  2.
  To consider and vote upon a proposal to amend the Company's Amended and Restated Certificate of Incorporation to effect a one for five reverse stock split of the Company's common stock, par value $0.01 per share.

  3.
  To approve the Company's Incentive Bonus Compensation Plan for purposes of Internal Revenue Code Section 162(m).

  4.
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Record Date; Vote Required

        The Board of Directors has fixed the close of business on April 17, 2003 as the record date for determination of the Company's stockholders entitled to notice of and to vote at the Annual Meeting.

        As of the record date, there were 108,182,405 shares of the Company's common stock outstanding, the holders of which are entitled to vote at the Annual Meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the total number of shares of common stock outstanding on the record date constitutes a quorum for the transaction of business at the meeting.

        As of the record date, the Company's directors and executive officers and their affiliates owned an aggregate of 25,478,167 outstanding shares of the Company's common stock or approximately 23.6% of the shares entitled to vote at the Annual Meeting.

Solicitation of Proxies

        The Company has retained the services of Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies from its stockholders. The fees to be paid to that firm for these services are not expected to exceed $8,500. In addition to solicitation by mail, the directors, officers and employees of the Company may solicit proxies from stockholders by telephone, facsimile and other electronic means or in person. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

        Proxies in the accompanying form are solicited on behalf of and at the direction of the Board of Directors. All shares of common stock represented by properly executed proxies will be voted at the meeting in accordance with the instructions made on the proxies, unless the proxies have previously been revoked.

        Regarding the election of directors to serve until the Annual Meeting of Stockholders in 2006, in voting by proxy, stockholders may vote in favor of the election of all the nominees or withhold their votes as to all nominees or withhold their votes as to specific nominees. If authority to vote a proxy has not been withheld and no instruction is indicated, the shares will be voted FOR the election of the nominees for the Board of Directors. Directors will be elected by a plurality of the votes cast. Votes that are withheld and broker non-votes, if any, will be counted for purposes of determining the presence or absence of a quorum, but will have no effect on the election of directors.

        The approval of the reverse stock split proposal requires the affirmative vote of the holders of a majority of the outstanding shares of the Company's common stock as of the record date, and the approval of the Bonus Plan requires the affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or by proxy and entitled to vote. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum and will have the effect of a negative vote on these proposals.

        If any other matters are properly presented at the meeting for action, including a question of adjourning the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

        A stockholder executing and returning a proxy has the power to revoke it before it is exercised, and may do so by delivering a subsequently signed and dated proxy or other written notice to the Secretary of the Company at any time prior to the vote at the meeting or by appearing at the meeting and voting in person the shares to which the proxy relates. Any written notice revoking a proxy should be sent to the Company, attention: Margot Lebenberg, Secretary. The mailing address of the Company's executive offices is 1700 E. Putnam Avenue, Old Greenwich, CT 06870. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

        The Board of Directors is divided into three classes, with one class standing for election each year for a three-year term. The Board has nominated Joseph R. Hardiman, Mark F. Loehr and Stuart M. Robbins, who was appointed by the board, for election as directors, each to hold office until the Annual Meeting of Stockholders in 2006 and until his successor is duly elected and qualified.

        If one or more of these nominees is not available to serve as a director at the time of the Annual Meeting (which the Board does not anticipate), the proxies will be voted for the election of another person or persons designated by the Board, unless the Board, in its discretion, reduces the number of directors constituting the Board of Directors.

        The Nominating and Goverance Committee of the Board of Directors has recommended, and the Board of Directors has adopted, a policy of maintaining a board of directors that is composed of the Chief Executive Officer as well as independent directors who are not current or former employees of the Company.

Recommendation of the Board of Directors concerning the Election of Directors

        The Board of Directors recommends a vote FOR each of Joseph R. Hardiman, Mark F. Loehr and Stuart M. Robbins as directors, to hold office until the Annual Meeting of Stockholders in 2006 and until their respective successors are duly elected and qualified. Proxies received by the Board of Directors will be so voted unless stockholders specify otherwise in their proxies.

NOMINEES FOR ELECTION

Nominee	Age(1)	Position and/or Principal Occupation	Term to Expire
Mark F. Loehr	46	Chief Executive Officer of the Company	2006
Joseph R. Hardiman	65	Director, selected Deutsche Asset Management Funds and other mutual funds, Corvis Corporation and Brown Investment Advisory & Trust Company	2006
Stuart M. Robbins	59	Chairman of the Board, Vice Chairman West Virginia University Foundation	2006

CONTINUING DIRECTORS

Nominee	Age(1)	Position and/or Principal Occupation	Term to Expire
John H. N. Fisher	44	Managing Director, Draper Fisher Jurvetson	2004
Gilbert C. Maurer	74	Director, The Hearst Corporation	2004
Edward H. Fleischman	70	Senior Counsel, Linklaters	2005
William E. Ford	41	Managing Member of General Atlantic Partners	2005

(1)
As of March 31, 2003.

Business Experience

Nominees for Election-Terms to Expire in 2006

        Mark F. Loehr, a director of the Company since 2000, is the Chief Executive Officer of the Company and has been employed by the Company since March 1999. He has served previously as the Co-President of the Company and Co-Head of SoundView Technology Corporation and Director of Investment Banking. Prior to that time, he spent a total of eight years with Smith Barney, from 1978 to 1983 and from 1994 to 1997, and two years with Salomon Smith Barney, from 1997 to 1999. He spent eleven years with CS First Boston, from 1983 to 1994. While at Smith Barney and, later, Salomon Smith Barney, he served as head of global equity sales and head of equity capital markets. While at CS First Boston, Mr. Loehr served as co-head of U.S. equity capital markets.

        Joseph R. Hardiman, a director of the Company since 1998, served as the President and Chief Executive Officer of the National Association of Securities Dealers, Inc. and its wholly owned subsidiary, the Nasdaq Stock Market, Inc., from 1987 through January 1997. Previously, he was a Managing Director, the Chief Operating Officer and a member of the Board of Directors of Alex. Brown & Sons. Mr. Hardiman serves as a director of selected Scudder funds managed by Deutsche Asset Management, the ISI funds, the Nevis fund, Corvis Corporation and Brown Investment

Advisory & Trust Company. Mr. Hardiman is a director of the following organizations: Bridges Learning System, Inc., University of Maryland Foundation, University of Maryland/Baltimore Foundation, Baltimore School for the Arts, Nasdaq Educational Foundation and Hardiman Family Foundation.

        Stuart M. Robbins, Chairman of the Board since his appointment in June 2002. Previously, he was the Managing Director of Global Equities at Donaldson, Lufkin & Jenrette. He was also a member of that firm's Executive Committee and served on its Board of Directors until his retirement in 2000. Mr. Robbins also served as its Director of Research for seven years.

Continuing Directors

        John H. N. Fisher, a director of the Company since 1998, is a Managing Director of Draper Fisher Jurvetson, a Redwood City, California venture capital firm providing start-up and early stage financing. On behalf of Draper Fisher Jurvetson, Mr. Fisher serves on the boards of Central, Convoy Corporation, Entegrity Solutions Corporation, Praxon Inc., Selectica Inc., Sonnet Financial Inc., Transactor Networks Inc. and Webline Communications Corporation. Previously, Mr. Fisher was a venture capitalist at ABS Ventures. Prior to that, he was an investment banker at Alex. Brown & Sons and an account executive in the capital markets group at Bank of America. Mr. Fisher announced his intention to resign on or about June 30, 2003.

        Gilbert C. Maurer, a director of the Company since 1998, had been employed since 1973 by The Hearst Corporation, one of the nation's largest private companies engaged in a broad range of publishing, broadcasting, cable networking and diversified communications activities. Most recently, he held the position of Chief Operating Officer from 1990 until his retirement in 1998. Previously, Mr. Maurer served as President of Hearst's magazines division for 14 years. Prior to joining Hearst, Mr. Maurer worked for 19 years with Cowles Communications, Inc. Mr. Maurer is currently a director of The Hearst Corporation.

        Edward H. Fleischman, a director of the Company since 1998, has served as senior counsel to the London-based global law firm of Linklaters since 1994, where he specializes in securities and financing law and related areas. Mr. Fleischman was a partner of Rosenman & Colin in New York from 1992 to 1994. Mr. Fleischman served as a Commissioner of the Securities and Exchange Commission from 1986 to 1992. Prior to that, he practiced law for 27 years at Beekman & Bogue in New York.

        William E. Ford, a director of the Company since 2000, is a managing member of General Atlantic Partners, LLC ("GAP LLC"), a private equity firm that invests in information technology and communications companies on a global basis, and has been with GAP LLC (or its predecessor) since 1991. Mr. Ford is also a director of Priceline.com Incorporated, Critical Path, Inc., Chordiant Software, Inc. and several private information technology companies in which entities affiliated with GAP LLC are investors.

        Andrew Klein resigned as a director in January 2003.

Committees of the Board

        The Board of Directors has established three committees: Audit, Compensation and Nominating and Governance. All directors who serve on these committees are "independent" within the meaning of the current rules applicable to companies whose securities are included in the Nasdaq Stock Market. The members of the Audit Committee are Edward H. Fleischman, Joseph R. Hardiman, Gilbert C. Maurer and Stuart M. Robbins (ex-officio).

        The Audit Committee is charged with various responsibilities, including appointing the Company's independent auditors, determining their compensation, overseeing their work, and resolving any disagreements about financial reporting between the Company's management and them. The Audit

Committee also reviews with the Company's outside independent auditors the accounting principles used by the Company and pre-approves non-auditing services to be performed for the Company by the independent auditors. In October 2002, the Audit Committee's charter was amended. A copy of the charter, as amended, is attached to this Proxy Statement.

        The members of the Compensation Committee for 2002 were John H. N. Fisher, William E. Ford, Gilbert C. Maurer and Stuart M. Robbins (ex-officio). The Compensation Committee is responsible for reviewing and approving all compensation arrangements for the executive officers, and its subcommittee is responsible for administering the Stock Incentive Plan. The Compensation Committee also reviews and discusses management's proposed firmwide bonus plans.

        The members of the Nominating and Governance Committee are William E. Ford, Joseph R. Hardiman and Stuart M. Robbins. The Nominating and Governance Committee identifies candidates qualified to become Board members, recommends nominees for election to the Board of Directors and director nominees for each Board committee. It also recommends corporate governance guidelines, leads the directors in their annual review of the Board's performance and considers and approves, if appropriate, any waivers from the Company's policies on standards of conduct, conflicts of interest and employee trading.

        In 2002, the Board of Directors held 9 meetings, the Audit Committee held 4 meetings and the Compensation Committee held 2 meetings. The Nominating and Governance Committee held 2 meetings in 2002.

Compensation of Directors

        In April 2000, the Company adopted a compensation plan for non-employee directors who attend meetings in person and are not directors appointed pursuant to contractual arrangements. Each director is paid $5,000 for each board meeting attended, not to exceed $20,000 in a year. Directors are not paid separately for attending committee meetings. In April 2000, the Company also adopted a compensation plan whereby new board members will be granted options to purchase 30,000 shares. In addition, each year, existing board members will be granted options to purchase 10,000 shares. Mr. Robbins, as Chairman, received $40,000 and an option to purchase 120,000 shares of the Company's common stock in 2002. The maximum cash compensation Mr. Robbins can receive is $40,000 a year.

        Previously, the Company has granted certain non-employee directors options to purchase common stock. The non-employee directors designated by the Company's venture capital or strategic investors do not receive any compensation from the Company.

        The following non-employee members of the Board of Directors have received the respective numbers of stock options indicated below as of December 31, 2002.

Name	Number of Securities Underlying Options Granted	Exercise Price	Expiration Date
Stuart M. Robbins	120,000	$1.94	6/8/12
Edward H. Fleischman	35,000	1.43	11/11/08
	17,500	2.14	3/17/09
	10,000	11.25	4/19/10
	10,000	5.31	1/25/11
	10,000	2.65	1/24/12
Joseph R. Hardiman	35,000	1.43	11/11/08
	17,500	2.14	3/17/09
	10,000	11.25	4/19/10
	10,000	5.31	1/25/11
	10,000	2.65	1/24/12
Gilbert C. Maurer	35,000	1.43	11/11/08
	17,500	2.14	3/17/09
	10,000	11.25	4/19/10
	10,000	5.31	1/25/11
	10,000	2.65	1/24/12

MANAGEMENT OF THE COMPANY

        The following table lists the Company's executive officers as of March 31, 2003.

Name	Age	Title
Mark F. Loehr	46	Chief Executive Officer
Gerard P. Maus	52	Chief Financial and Administrative Officer
Margot Lebenberg	35	Executive Vice President, General Counsel, Secretary and Managing Director
John Hervey	38	Managing Director, Director of Research
Robert C. Meier	40	Managing Director, Head of Institutional Sales
Edward Bugniazet	42	Managing Director, Head of Trading and Sales Trading
Brian T. Bristol	51	Managing Director, Head of Investment Banking
Daniel DeWolf	45	Managing Director, Senior Vice President, Head of Venture Capital Fund Group

        The following discussion sets forth information regarding the Company's executive officers. Information regarding those executive officers of the Company who are also directors is set forth under "Proposal No. 1 Election of Directors--Business Experience."

        Gerard P. Maus, Chief Financial and Administrative Officer, joined the Company in November 2002. Mr. Maus previously served as the Chief Administrative Officer for Advanced Technology Ventures in Waltham, Massachusetts. From 1993 to 2001, he was an Executive Vice President, Chief Financial Officer and Chief Administrative Officer of State Street Research and Management Company in Boston, Massachusetts. Prior to 1993, Mr. Maus was the Executive Vice President and Chief Financial Officer of New England Investment Company, now known as CDC-Ixis Asset Management.

        Margot Lebenberg, Executive Vice President, General Counsel, Secretary and Managing Director, joined the Company in February 2003. From 2001 to 2003, Ms. Lebenberg was Vice President,

Assistant General Counsel and Assistant Secretary of Cantor Fitzgerald, L.P. and its affiliates, including its subsidiary, eSpeed, Inc., a Nasdaq listed company. From 2000 through 2001, Ms. Lebenberg was President of Living Mountain Capital L.L.C., a business advisory firm. From 1996 to 2000, Ms. Lebenberg held the positions of Senior Vice President, General Counsel and Secretary of SourceCorp. Incorporated (formerly known as F.Y.I. Incorporated), a Nasdaq listed company and a leading provider of business process outsourcing solutions based in Dallas, Texas. From 1992 until 1996, Ms. Lebenberg was an attorney with Morgan, Lewis & Bockius LLP in New York.

        John Hervey, Managing Director and Director of Research, joined the Company in July 2002. Previously, Mr. Hervey served at Credit Suisse First Boston where he most recently served as Co-Head of U.S. Equity Research. At that firm, Mr. Hervey's primary responsibility was in the Telecommunications, Media, Business Services, Financial Services and Basic Materials sectors in addition to sharing general management of U.S. Equity Research. He was also a member of the General Equities Operating Committee, the Equity Valuation Committee, the Investment Banking Financing Committee and the Benefits Committee. Prior to that time, Mr. Hervey spent 13 years at Donaldson Lufkin & Jenrette, where he served as U.S. Associate Director of Research.

        Robert C. Meier, Managing Director and Head of Institutional Sales, joined the Company in January 2000 upon the merger with SoundView Technology Group, Inc. and was appointed Head of Institutional Sales in April 2000. Previously, Mr. Meier spent six years practicing law at Rogers & Wells (now Clifford Chance) and later at Loeb & Loeb. He subsequently joined SG Warburg, where he was an institutional salesman prior to joining SoundView.

        Edward Bugniazet, Managing Director and Head of Trading and Sales Trading, joined the Company in January 2000 upon the merger with SoundView Technology Group, Inc. Mr. Bugniazet joined SoundView as a sales trader in 1989. In 1995, Mr. Bugniazet assumed responsibility for the firm's OTC trading operations and in 1999 he assumed overall responsibility for SoundView's trading operations. Mr. Bugniazet was previously a founding member of the Redding Research Group and, after its merger with Labe Simpson & Company, a sales trader for Labe Simpson.

        Brian T. Bristol, Managing Director and Head of Investment Banking, joined the Company in January 2000 upon the merger with SoundView Technology Group, Inc. Mr. Bristol had been with SoundView since 1991, serving as a managing director and head of corporate finance. Prior to that, Mr. Bristol was at Salomon Brothers, where he was a director and co-head of the Technology and Aerospace/Defense Group in investment banking. Previously, Mr. Bristol was Vice President of the Technology Group at First Boston's investment banking unit.

        Daniel DeWolf, Managing Director, Senior Vice President and Head of the Venture Capital Fund group, joined the Company in October 1999. Mr. DeWolf was previously a managing director of Dawntreader Fund I, L.P. He practiced corporate and securities law with the law firm of Camhy Karlinsky & Stein LLP in New York from 1994 until he joined the Company. Prior to 1994, Mr. DeWolf was general counsel for SMR Energy, Inc., an independent oil and gas company. From 1982 to 1984 and 1986 to 1990, Mr. DeWolf was affiliated with the law firm of Shea & Gould in New York City. From 1984 to 1986, Mr. DeWolf was an associate at the law firm of Pettit and Martin in San Francisco, California.

EXECUTIVE COMPENSATION

        The following table sets forth the salaries, and to the extent determinable, the bonuses that the Company paid its chief executive officers and the other four most highly compensated executive officers during 2002.

Summary Compensation Table

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awards	Securities Underlying Options	All Other Compensation(4)
Mark F. Loehr	2002	$200,000	$650,000	$—	$277,941	—	$1,000
Chief Executive Officer	2001	200,000	550,000	—	892,500	925,000	1,000
	2000	200,000	2,500,000	—	—	1,350,000	1,000
Robert C. Meier	2002	200,000	790,000	—	266,912	—	1,000
Head of Institutional	2001	200,000	550,000	—	562,500	50,000	1,000
Sales(1)	2000	446,950	1,153,050	—	160,938	720,000	667
Edward Bugniazet	2002	200,000	1,000,000	—	157,721	—	1,000
Head of Trading(2)	2001	200,000	1,400,000	—	297,500	50,000	1,000
	2000	200,000	1,550,000	—	184,576	620,000	1,000
John Hervey	2002	94,871	1,155,129	—	240,441	950,000	—
Director of Research	2001	—	—	—	—	—	—
	2000	—	—	—	—	—	—
Brian T. Bristol	2002	200,000	600,000	—	82,721	—	1,000
Head of Investment	2001	200,000	450,000	—	165,000	50,000	1,000
Banking(3)	2000	200,000	1,806,667	—	184,576	650,000	667

(1)
In addition to the amounts set forth in the table, during 2000 Mr. Meier received cash payments totaling $840,000 in connection with his employment at SoundView prior to the merger.

(2)
In addition to the amounts set forth in the table, during 2000 Mr. Bugniazet received cash payments totaling $1,400,000 in connection with his employment at SoundView prior to the merger.

(3)
In addition to the amounts set forth in the table, during 2000 Mr. Bristol received cash payments totaling $1,750,000 in connection with his employment at SoundView prior to the merger.

(4)
Represents Company contributions to 401(k) Plan.

Stock Options

        Option Grants.    The following table sets forth information regarding stock options granted under the Company's stock option plans for 2002 to the chief executive officer and the other four most highly compensated executive officers during 2002. The Company has never granted stock appreciation rights.

Option Grants for the Year Ended December 31, 2002
Individual Grants

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for OptionTerm(4)
	Number of Securities Underlying Options Granted(1)	Percentage of Total Options Granted to Employees for 2002(2)	Exercise or Base Price ($/Share)(3)	Expiration Date
					5%	10%
John Hervey	200,000	8.6%	$1.50	1/28/2013	$188,668	$478,123
	750,000	32.3	1.11	7/11/2012	523,555	1,326,791

(1)
The options were granted under the Company's Stock Incentive Plan.

(2)
Based on an aggregate of 2,324,000 options granted to employees for fiscal 2002.

(3)
The exercise price per share of each option was equal to the fair market value of the common stock on the date of the grant.

(4)
Amounts represent hypothetical values that could be achieved for the respective options if exercised at the end of the option term. These values are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date based on the market price of the underlying securities on the date of the grant. These assumptions are not intended to forecast future appreciation of the Company's stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

Option Values.

        The following table sets forth information concerning the value at December 31, 2002 of exercisable and unexercisable options held by the chief executive officer and the other four most highly compensated executive officers of the Company during 2002. The values of unexercised in-the-money options represent the positive spread between the respective exercise prices of outstanding stock options and the price of the common stock at December 31, 2002.

Option Values at December 31, 2002

	Number of Securities Underlying Unexercised Options		Value of Unexercised In the Money Options
	Exercisable	Unexercisable	Exercisable	Unexercisable
Mark F. Loehr	832,813	92,187	—	—
Robert C. Meier	134,252	37,500	$3,500	—
Edward Bugniazet	302,644	37,500	36,708	—
John Hervey	93,750	656,250	36,563	$255,938
Brian T. Bristol	259,422	37,500	97,320	—

Employment Agreements

        Robert C. Meier's employment agreement with the Company expires on December 31, 2003, unless terminated earlier by notice from either party. Under the agreement, Mr. Meier is entitled to a minimum annual base salary of $200,000. Mr. Meier is entitled to a guaranteed bonus which, together with his salary, is equal to (i) one percent (1%) of the Net Trading Revenue of SoundView Technology Corporation and (ii), for those equity offerings in which SoundView Technology Corporation participates as an underwriter or selected dealer, either (a) 1/2% of selling concessions on lead or co-managed equity offerings or (b) 1% of syndicate designations on all other equity offerings. The bonus may be modified by up to 15% based upon the satisfaction of certain performance goals. If his employment is terminated by the Company without "cause" or by his death or disability, the Company will pay him a lump sum equal to any unpaid guaranteed bonus through the termination date less any salary paid through such date. However, if his employment is terminated by the Company for "cause," or by him without "good reason", the Company must pay him a lump sum payment equal to the sum of his unpaid base salary earned to the termination date. If Mr. Meier's employment is terminated by the Company following a change of control without "cause" or by him for "good reason," the Company will pay him a lump sum equal to the greater of (x) $1,000,000 or (y) his unpaid guaranteed bonus less salary paid through such termination date. Mr. Meier is entitled to participate in the Company's annual bonus plan for executives. He is also entitled to participate in the Company's 401(k) Plan, the Stock Incentive Plan and any other employee benefits provided to senior executives.

        Edward Bugniazet's employment agreement with the Company expired on February 28, 2003. Under the agreement, Mr. Bugniazet was entitled to a minimum annual base salary of $200,000, subject to annual increases by the Board (or a committee of the Board), and a guaranteed bonus of at least $1,400,000 for the period ended December 31, 2001 and $950,000 for the period ended December 31, 2002. Mr. Bugniazet is now an at-will employee with no written compensation agreement. Mr. Bugniazet was entitled to participate in the Company's annual bonus plan for executives. He was also entitled to participate in the Company's 401(k) Plan, the Stock Incentive Plan and any other employee benefits provided to senior executives.

        John Hervey's employment agreement with the Company expires on December 31, 2003, unless either party elects to terminate the agreement earlier upon 30 days' notice. Under the agreement, Mr. Hervey is entitled to a minimum annual base salary of $200,000, subject to annual increases by the Board (or a committee of the Board), and a guaranteed bonus which, together with his annual base salary, would bring his compensation to a total of at least $1,400,000 for the period ended December 31, 2002. For the year ending December 31, 2003, Mr. Hervey is entitled to a guaranteed bonus which, together with his annual base salary, would bring his compensation to a total of at least $1,600,000. If his employment is terminated by the Company without "cause," (specifically excluding, however, a termination due to his death or disability) or by him for "good reason," the Company will continue to pay him his base salary and any unpaid guaranteed bonus through the end of the contractual employment period. However, if his employment is terminated by the Company for "cause," or by him without "good reason", the Company must pay him a lump sum cash payment equal to the sum of his unpaid base salary earned to the termination date. If he dies or becomes disabled, the Company must pay him a lump sum cash payment equal to the sum of his unpaid base salary earned to the termination date and unpaid guaranteed bonus accrued through the date of termination. Mr. Hervey is entitled to participate in the Company's annual bonus plan for executives. He is also entitled to participate in the Company's 401(k) Plan, the Stock Incentive Plan and any other employee benefits provided to senior executives.

        Brian T. Bristol's employment agreement with the Company expired on February 28, 2003. Under the agreement, Mr. Bristol was entitled to a minimum annual base salary of $200,000, subject to annual increases by the Board (or a committee of the Board), and a guaranteed bonus of at least $425,000 for the period ended December 31, 2001 and $675,000 for the period ended December 31, 2002.

Mr. Bristol is now an at-will employee with no written compensation agreement. Mr. Bristol was entitled to participate in the Company's annual bonus plan for executives. He was also entitled to participate in the Company's 401(k) Plan, the Stock Incentive Plan and any other employee benefits provided to senior executives.

Employee Benefit Plans

Stock Incentive Plan

        The Company has a Stock Incentive Plan which permits it to grant stock and stock-based awards to the Company's employees, officers, directors and consultants, including stock options, stock appreciation rights, restricted and unrestricted stock, phantom stock awards, performance awards, convertible debentures and other stock and cash awards. The purpose of the plan is to promote the Company's long-term growth and profitability by providing the people with incentives to improve stockholder value and contribute to the Company's growth and financial success. The awards also enable the Company to attract, retain and reward the best available people for positions of substantial responsibility. As part of the Company's merger with SoundView Technology Group, Inc. on January 31, 2000, the Company adopted SoundView's stock option plan, although no additional options to purchase shares of the Company's common stock will be granted under SoundView's Plan. As part of the Company's merger with E*OFFERING Corp. on October 16, 2000, the Company adopted E*OFFERING's stock option plans, although no additional options to purchase shares of the Company's common stock will be granted under E*OFFERING's plans. Under the Stock Incentive Plan, the Company is authorized to issue up to 47,350,000 shares of common stock.

        The Company tracks all outstanding option and restricted stock grants on a combined basis. As of March 31, 2003, a total of 226 current and former employees and consultants hold options to purchase 14,463,822 shares of the Company's common stock, of which the options are vested with respect to 8,434,992 shares. As of March 31, 2003, a total of 151 current and former employees hold 10,014,853 shares of common stock as a result of restricted stock awards, granted under the Company's Stock Incentive Plan.

        The Compensation Committee of the Board of Directors administers the Stock Incentive Plan. The Compensation Committee has authority to take all actions necessary to carry out the purpose of the plan, including the authority to select the participants, to determine the sizes and types of the awards to grant, to establish the terms and conditions of the awards, and to modify outstanding awards.

Annual Bonus Plan

        The Company has an annual bonus plan for its executives and employees. Under the plan, performance-based bonuses are awarded to executive officers and key executives as incentives for the participants to contribute to the Company's growth and profitability. Each year, the Compensation Committee approves the amount of the bonus pool from which the bonuses will be paid. The bonus pool takes into account one or more of the following measures of the Company's financial performance: (a) net revenues; (b) pre-tax or after-tax return on equity; (c) earnings per share; (d) pre-tax or after-tax net income; (e) pre-tax operating income; (f) profits before taxes; (g) book value per share; (h) market price per share; and (i) earnings available to common stockholders. If approved by the Company's shareholders, the Company anticipates that the Incentive Bonus Compensation Plan will be used to establish performance-based bonuses for key employees for the 2004 fiscal year. Participants in the Incentive Bonus Compensation Plan will not be entitled to also participate in the annual bonus plan to the extent that such participation would cause awards under the Incentive Bonus Plan to fail to qualify as "performance-based" under Section 162(m) of the Code. The Compensation Committee determines the percentage of the bonus pool payable to each participant, subject to adjustment based on achievement of individual, group or corporate performance goals. The

Company will pay the bonuses in cash, stock or stock-based awards under the Stock Incentive Plan, or in any combination of these methods. The Board of Directors has approved the adoption of a new annual bonus plan for key employees, the Incentive Bonus Compensation Plan, which is being submitted for the approval of the Company's stockholders. See Proposal 3—Approval of the Company's Incentive Bonus Compensation Plan.

401(k) Plan

        The Company maintains a Retirement Savings Plan pursuant to section 401(k) of the Internal Revenue Code. Under the Plan, an employee may contribute at least 1% but not more than 20% of his or her pre-tax gross compensation. These contributions cannot exceed a statutorily prescribed annual limit ($11,000 for plan year 2002). In July 2000, following the closing of the merger with SoundView, the SoundView 401(k) and Profit Sharing Plan was merged into the Company's Plan. At that time the Plan was amended to include a matching contribution feature similar to that of the SoundView Plan. Under this feature, the Company matches each employee's contribution up to an amount representing 2% of the first $50,000 of the employee's base compensation during the year. All matching contributions are vested after one year or 1,000 service hours

        Total matching contributions during 2002 were $259,963.

Equity Compensation Plan Information

        The following table provides information as of December 31, 2002 with respect to shares of common stock that may be issued under the Company's Stock Incentive Plan.

        The table does not include information with respect to shares subject to outstanding options granted under equity compensation plans assumed by the Company in connection with mergers and acquisitions of the companies which originally granted those options. No additional options may be granted under those assumed plans. The table does not include information about the proposed Bonus Plan, which is being submitted for stockholder approval at the annual meeting as no equity grants will be made under the Bonus Plan. See Proposal No. 3—Approval of the Company's Incentive Bonus Compensation Plan.

	A	B	C
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans approved by Stockholders	11,354,930	$2.79	16,501,885
Equity Compensation Plans Not Approved by Stockholders	N/A	N/A	N/A
Total

The table does not include information for equity compensation plans assumed by the Company in connection with the Company's mergers and acquisitions of the companies (E*Offering and SoundView) which originally established those plans. As of December 31, 2002, a total of 4,348,014 shares of common stock were issuable upon exercise of outstanding options under those assumed plans.

The weighted average exercise price of those outstanding options is $1.65 per share. No additional options may be granted under those assumed plans.

Section 16(a) Beneficial Ownership Reporting Compliance

        The Company believes that, during 2002, all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended, applicable to its officers, directors and greater than ten percent stockholders were complied with on a timely basis except for the following: Mr. Maus filed his initial report on Form 3 23 days late.

Compensation Committee Interlocks and Insider Participation

        During 2002, the Compensation Committee of the Board of Directors consisted of three directors, John H. N. Fisher, Gilbert C. Maurer, William E. Ford and Stuart M. Robbins as an ex-officio member.

        General Atlantic Partners 61, L.P. is the stockholders agent under the Agreement and Plan of Merger, dated as of May 15, 2000, among the Company, SoundView Technology Corporation and E*OFFERING Corp., as amended by an Amendment Agreement dated as of September 30, 2000, by and among the Company, the stockholders agent and The Chase Manhattan Bank, as escrow agent. The stockholders agent has disputed certain of the Company's claims for indemnification arising under the Merger Agreement. William E. Ford, a director, is a managing member of General Atlantic Partners, LLC, which is the general partner of General Atlantic Partners 61, L.P., the stockholders agent.

        The following reports of the Compensation Committee and the Audit Committee and the performance graph that appears immediately after such reports should not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.

REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee of the Board of Directors during 2002 was composed of three non-employee directors, John H. N. Fisher, William E. Ford and Gilbert C. Maurer and Stuart M. Robbins as an ex-officio member.

        The Compensation Committee is responsible for reviewing and approving all compensation of the Company's executive officers. The Compensation Committee reviews the compensation of the Company's executive officers on an ongoing basis and develops plans that are designed to support arrangements for the Company's business strategies, reflect the competitive environment in which it competes, and provide cost and tax-effective forms of remuneration.

Total Compensation Strategy

Overview

        The Company believes strongly in pay-for-performance and has developed compensation policies to reflect this:

  •
  To attract and retain the best qualified and most talented executives available to lead the Company in the creation of stockholder value;

  •
  To motivate and reward annual and long-term results achieved for stockholders based on corporate, business unit and individual performance;

  •
  To align management's interests with stockholders, by increasing executive ownership of the Company's common stock; and

  •
  To pay competitive salaries as measured against other companies in the industry.

        In implementing these policies, the Compensation Committee has taken a total compensation approach. The three elements of total compensation for executive officers are base salary, cash bonus and grants under the Stock Incentive Plan. The Compensation Committee has devised a compensation mix of cash and stock that provides executive officers with a powerful incentive to achieve the Company's strategic objectives and to maximize long-term stockholder value.

Base Salaries

        This is the only fixed portion of the executive officer's annual compensation. All other compensation components are at risk and based on performance, except for those executive officers with a guaranteed minimum bonus. Executive officer base salaries are reviewed and may be adjusted periodically based on factors determined by the Compensation Committee at the time of review. While the Company has entered into initial employment contracts with certain executives that provide for minimum guaranteed bonuses and salary, it is the current policy of the Committee, with such exceptions as may be appropriate in the circumstances, not to extend such contracts and to instead continue employment of those executives whose employment contracts are ended on an "at-will" basis.

Annual Cash Incentive Compensation

        Annual cash incentives are based on annual revenues and operating income improvement so that significant focus is on Company growth and on profitability.

Approval Process

        Consistent with the Company's policies, and subject to contractual requirements, the Compensation Committee assesses the performance of the chief executive officer and all other executive officers and sets the annual cash incentive amounts and restricted stock and stock option awards for these individuals.

        The Compensation Committee retains the discretion to adjust awards for each executive officer based on an assessment of each executive's performance. As part of this assessment, the Compensation Committee considers various quantitative as well as qualitative factors without assigning specific quantifiable or relative weights. Performance factors taken into consideration include, but are not limited to, strategic planning, quality of client service, market share, corporate reputation, financial results, compliance and risk control, management development, workforce diversity, technology and innovation.

Competitive Benchmarking

        The Compensation Committee evaluates performance and progress relative to the achievement of strategic business objectives, year-over-year results, and results over multiple years. Further, the Compensation Committee will assess whether external economic and business conditions may produce results that are unrelated to management performance. As part of this evaluation, the Compensation Committee also considers competitive performance and pay levels based on a peer group of financial services and technology based professional service companies. This peer group represents the marketplace in which the Company competes for talent.

2002 Compensation Plans

        Based on the above assessment, executive officer compensation is determined and administered by the Compensation Committee on the basis of total compensation. Therefore, the total compensation program established by the Compensation Committee is comprehensive and integrates all components including salary and annual cash and stock option awards.

Salary

        Salaries are reviewed periodically by the Compensation Committee for appropriateness and adjusted periodically in its judgment, based primarily on each individual executive officer's performance and responsibility level as well as competitive salary levels for similar positions at peer companies. The salaries of the executive officers in 2002 were maintained at the 2001 levels.

Awards under Annual Bonus Plan

        Under the Annual Bonus Plan, bonuses are paid to executive officers and key executives as an incentive for the executives to contribute to the Company's growth and profitability. Each year, the Compensation Committee determines the amount of the bonus pool from which the bonuses will be paid. The bonus pool is determined based on a formula, as adopted at the Compensation Committee's discretion, which takes into account one or more of the following measures of the Company's financial performance: (a) net revenues; (b) pre-tax or after-tax return on equity; (c) earnings per share; (d) pre-tax or after-tax net income; (e) pre-tax operating income; (f) profits before taxes; (g) book value per share; (h) market price per share; and (i) earnings available to common stockholders. The Compensation Committee determines the percentage of the bonus pool payable to each executive, subject to adjustment based on achievement of individual, group or corporate performance goals. Certain executive officers and other key executives have contracts that required the payment of guaranteed minimum bonuses in 2001 and 2002. The Compensation Committee believes that it is preferable to avoid minimum guaranteed bonuses, although it recognizes that in negotiating employment contracts it is often necessary to provide such guarantees.

Stock Incentive Plan

        The Compensation Committee made restricted stock and stock option grants under the Stock Incentive Plan to executive officers to continue to link a major portion of executive officers' compensation and financial interests to the performance of the Company's common stock. The size of such annual grants reflects the Committee's judgment as to the individual executive officer's current and future role in the Company's growth and profitability of its business units and to the creation of long-term stockholder value.

Chief Executive Officer Compensation

        The same criteria described above are applied in assessing the performance and determining the compensation of the chief executive officer, who participates in the Company's compensation plans on the same basis as all other executive officers.

        The Compensation Committee believes that the Company faced many difficult challenges during 2002. As the economy continued to worsen and the technology sector continued to be weak, the Company was forced to make difficult decisions to continue to downsize its operations and preserve its core strengths, but it believes it has built a stronger foundation for 2003. The Committee believes that Mr. Loehr has demonstrated strong leadership qualities since he was appointed as the Chief Executive Officer in February 2001. Mr. Loehr's salary for 2002 was $200,000 and remained unchanged since 2000. Mr. Loehr's cash bonus was increased for 2002 to $650,000. In 2002, Mr. Loehr was granted shares of restricted stock at a value of $277,000. The restricted stock vests annually over a 3-year period and the stock options vest quarterly over a 4-year period. The Committee believes that the use of stock aligns Mr. Loehr's interests with those of the stockholders and was an appropriate component of his compensation for 2002.

Tax Considerations

        As noted above, the Compensation Committee's compensation strategy is to be cost and tax effective. Therefore, the Compensation Committee's policy is to preserve corporate tax deductions, while maintaining the flexibility to approve compensation arrangements that it deems to be in the best interests of the Company and its stockholders, but that may not always qualify for full tax deductibility.

                      Compensation Committee of the
                      Board of Directors
                      John H. N. Fisher
                      William E. Ford
                      Gilbert C. Maurer
                      Stuart M. Robbins (ex-officio)

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of the Board consists of three independent directors of the Board. The Board has adopted a written Charter for the Audit Committee. The Board and the members of the Audit Committee believe the composition of the Committee satisfies the rule of the National Association of Securities Dealers, Inc. that governs the composition of Audit Committees for companies whose securities are listed on the Nasdaq Stock Market, including the requirement that audit committee members be "independent directors" as defined in the NASD rule. The Audit Committee met four times during 2002.

        Management is responsible for the Company's internal controls and financial reporting process. The independent accountants are responsible for performing an audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and issuing a report on the financial statements.

        In accordance with its written charter, which was approved by the Board of Directors on October 17, 2002, the Audit Committee assists the Board in monitoring the integrity of the financial statements of the Company, the compliance by the Company with legal and regulatory requirements and the independence and performance of the Company's external auditors.

        The Committee met four times with the primary members of the management of the Company responsible for the preparation of the Company's financial statements and for the reporting process, including the system of internal accounting controls. The Committee met four times with the Company's outside, independent auditors, with and without the members of management present. The Committee solicited the views of the auditors not just on whether the financial statements conform to generally accepted accounting principles, but also on the quality of those principles as applied to the Company's financial reporting. In addition, the Committee discussed those matters that are required to be discussed with the auditors under generally accepted auditing standards. The Committee received the written disclosure and letter from the Company's auditors relating to the auditor's independence from management and the Company required by Independence Standards Board Standard No. 1 and discussed with the auditors their independence from the Company and its management.

        In its meetings with management and the auditors, the Committee reviewed the scope and plans for the audit and discussed the results of their examinations, the evaluation of the Company's internal accounting controls, and the overall quality of the Company's financial reporting. The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing

Standards ("SAS") No. 61 as amended by SAS 89 and SAS 90 (Codification of Statements on Auditing Standards), as currently in effect.

        In light of the developments affecting the Company's former outside auditors, Arthur Andersen LLP, the Audit Committee closely followed the developments and received regular briefings on the status of the audit team assigned to the Company's audit. On May 2, 2002, the Board of Directors on the recommendation of the Audit Committee dismissed Arthur Andersen LLP as its independent auditors. The reports of Arthur Andersen LLP on the Company's financial statements for the years ended December 31, 2000 and December 31, 2001 did not contain an adverse opinion, disclaimer of opinion or qualification or modification as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2000 and December 31, 2001 and subsequent interim period, there were no disagreements with Arthur Andersen LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedures. During the years ended December 31, 2000 and December 31, 2001 and the subsequent interim period, there were no reportable events.

        The Company provided Arthur Andersen LLP with a copy of the disclosure set forth above. Arthur Andersen in a letter, dated May 3, 2002, stated its agreement with the disclosures.

        On May 2, 2002, the Company dismissed Arthur Andersen LLP as its auditors and engaged Ernst & Young LLP to act as its independent auditors. During the year ended December 31, 2001 and the subsequent interim period, the Company did not consult with Ernst & Young LLP regarding (i) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, or (ii) any matter that was either the subject of disagreement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures or a reportable event.

        Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has accepted the recommendation, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

                      Audit Committee of the
                      Board of Directors
                      Edward H. Fleischman
                      Joseph R. Hardiman
                      Gilbert C. Maurer
                      Stuart M. Robbins (ex-officio)

Fees Paid to Auditors

        The Company incurred the following fees for services performed by Ernst & Young LLP during 2002. The Audit Committee of the Board considered and concluded that the provision of the non-audit services referred to below was compatible with maintaining Ernst & Young's independence as the Company's principal accountants.

        Audit Fees.    Audit fees paid by the Company to Ernst & Young LLP in connection with Ernst & Young's review and audit of the Company's annual financial statements for the year ended December 31, 2002, Ernst & Young's review of the Company's interim financial statements included in the Company's Quarterly Reports on Form 10-Q during the year ended December 31, 2002 and Ernst & Young's review and audit of the Company's employee benefit plans totaled approximately $376,000 ($309,400 was paid in 2002). The Company also paid Arthur Andersen LLP $39,531 for review and audit services during the first quarter of 2002.

        Financial Information System Design and Implementation Fees.    Ernst & Young did not render any services related to financial information systems design and implementation during the calendar year 2002.

        All Other Fees.    The Company paid Ernst & Young $589,567 for all other non-audit services in 2002. Of this amount, $494,666 was related to tax compliance and $94,901 was for other tax services. The Company also paid Arthur Andersen $11,303 for non-audit services during 2002.

        Ernst & Young LLP has been selected to serve as the Company's independent auditors for the fiscal year ending December 31, 2003. Representatives of Ernst & Young are expected to be present at the Annual Meeting to make a statement, if they desire to do so, and to respond to appropriate questions from stockholders.

Performance Analysis

        The following performance graph compares the cumulative total returns of the Company, the Standard & Poor's 500 Composite Stock Price Index ("S&P 500") and the Bloomberg Diversified Financial Services Index for the period June 4, 1999 through December 31, 2002. The Bloomberg Diversified Financial Services Index consists of 33 companies, including the Company.

COMPARATIVE RETURN TABLE

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

        The following table sets forth in alphabetical order the beneficial ownership of the Company's voting stock as of March 31, 2003 by: (a) each person or entity the Company knows beneficially owns more than 5% of its voting stock; (b) the Company's chief executive officer and the other four most highly compensated executive officers as of December 31, 2002; (c) each of the Company's directors; and (d) all the Company's current directors and executive officers as a group. The following percentage information is calculated based on 107,907,405 shares of common stock outstanding.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Voting Stock Beneficially Owned
Brian T. Bristol	1,554,284	1.4%
Edward Bugniazet	1,231,567	1.1%
John Hervey	313,419	*
Draper Fisher Jurvetson 400 Seaport Court Redwood City, CA 94063	1,897,104	1.8%
John H. N. Fisher c/o Draper Fisher Jurvetson 400 Seaport Court Redwood City, CA 94063(2)	186,155	*
Edward H. Fleischman	91,458	*
General Atlantic Partners LLC 3 Pickwick Plaza Greenwich, CT 06830(3)	17,678,270	16.4%
Joseph R. Hardiman	103,125	*
Mark F. Loehr	1,109,419	1.0%
Gilbert C. Maurer	68,125	*
Robert C. Meier	787,746	*
Stuart M. Robbins	140,000	*
All executive officers and directors as a group (14 persons)(4)	5,902,793	5.5%

*
Less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. In general, a person who has voting power and/or investment power with respect to securities is treated as a beneficial owner of those securities. For purposes of this table, shares subject to options, warrants or rights currently exercisable or exercisable within 60 days of March 31, 2003 are considered as beneficially owned by the person holding such options, warrants or rights. Unless indicated otherwise, the Company believes that the persons named in this table have sole voting and investment power with respect to the shares shown.

(2)
Mr. Fisher is a managing director of Draper Fisher Jurvetson and therefore may be deemed to beneficially own shares held by Draper Fisher Jurvetson.

(3)
Mr. Ford, a director of the Company, is a managing member of General Atlantic Partners LLC and therefore may be deemed to beneficially own shares held by General Atlantic Partners.

(4)
If the Company includes shares beneficially owned by Draper Fisher Jurvetson and General Atlantic Partners LLC, each of which has a representative on the Board of Directors, then the number of shares and percentages would be 25,478,167 and 23.6%.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Except as described below, none of the Company's directors, officers or principal security holders has or has had a direct or indirect material interest in any transaction to which the Company is or has been a party. The Company believes that the terms of each of the transactions described below were no less favorable to the Company than could have been obtained from unaffiliated third parties. In addition, the Company will not enter into additional transactions or agreements with directors, officers, principal security holders or other affiliated parties unless the terms thereof are no less favorable to the Company than could be obtained from unaffiliated third parties. In any event, the Company will not enter into any transaction with directors, officers or principal security holders without the affirmative vote of a majority of disinterested directors.

Stock Issuances to Executive Officers, Directors and the Company's Largest Stockholders

        The following table sets forth issuances of common stock to the Company's largest stockholders, executive officers and directors for the period from January 1, 2002 to December 31, 2002.

Stockholder	Price Per Share	Share Amounts	Issuance Date
Gerard P. Maus(1)	$1.16	100,000	11/1/2002
Edward Bugniazet(1)	2.65	50,000	1/23/2002
Robert C. Meier(1)	2.65	150,000	1/23/2002
Mark F. Loehr(1)	2.65	150,000	1/23/2002

(1)
Consists of shares issued from the Company's Stock Incentive program that vest over a 3-year period.

Venture Capital Fund Management

        The Company's Venture Capital Fund group currently manages a series of four funds collectively known as Dawntreader Fund II and Wit VC Fund I, LP. The Company derives revenue through management fees and sharing in profits (losses) realized by the funds.

        The Company owns one half of the profits interest of the general partner in Wit VC Fund I, LP with the other one half going to Dawntreader Partners LLC, which is beneficially owned by four of the members of the management team of SoundView Ventures, including Daniel DeWolf.

        Currently, the Company owns 35% of the profits interest and 1% of the losses of the general partner in three of the Dawntreader Fund II partnerships. The fourth Dawntreader Fund II partnership only permits investment by employees of the Company and its subsidiaries and the Company has no profits interest in that fourth fund. The remainder of the profits interest in the three Dawntreader Funds is shared among the management team of our venture capital fund group including Daniel DeWolf, Company employees who are on these funds' investment committee, and Robert H. Lessin, a former CEO and executive officer, who has a 25% profits interest.

PROPOSAL NO. 2

PROPOSAL TO AMEND THE AMENDED AND RESTATED CERTIFICATE
OF INCORPORATION TO EFFECT A ONE FOR FIVE REVERSE STOCK SPLIT

Proposal for Reverse Stock Split

        The Company's Board of Directors has unanimously approved and recommended to the Company's stockholders for their approval a proposal to amend the Company's Amended and Restated Certificate of Incorporation to authorize a one for five reverse split of the Company's issued and outstanding common stock. The Board of Directors will also have the discretion to determine if and when to effect the reverse stock split approved by the stockholders and reserves the right to abandon such transaction, even if approved by the stockholders. See "Reservation of Rights."

        Any stockholder who holds fewer than five shares will receive a cash payment equal to the value of the fractional share created. Such stockholders who hold fewer than five shares are referred to in this proxy statement as "fractional shareholders."

        Any other stockholder who holds a number of shares not evenly divisible by five will receive a certificate representing the nearest whole number of shares he or she is entitled to after the reverse stock split and will also receive a cash payment from the Company equal to the value of the fractional share created.

        Any stockholder who would hold fewer than 100 shares (an "odd-lot") after the reverse stock split may elect to receive a cash payment from the Company equal to the value of his or her shares in lieu of receiving a new stock certificate. Such stockholders who hold odd-lots are referred to in this proxy statement as "odd-lot stockholders."

        Any cash payment paid by the Company in the reverse stock split will be based on the closing sale price of a share of common stock on the Nasdaq Stock Market, on the effective date of the reverse stock split or such other price as the Board may determine (the "Cash-out Price").

        Approval of the proposed amendment to the Company's Amended and Restated Certificate of Incorporation to authorize a reverse stock split requires the affirmative vote of the holders of a majority of the shares of common stock outstanding as of the record date. By voting to approve the proposed amendment, stockholders will be authorizing the Board of Directors, without further stockholder approval, to effect the reverse stock split. No further action on the part of the stockholders will be required for the Board to either effect or abandon the approved reverse stock split. If no reverse stock split is effected by the first anniversary of the Annual Meeting approving the reverse stock split, the Board of Directors' authority to effect the reverse stock split will terminate.

Purpose of the Reverse Stock Split

        The reasons why the Board of Directors recommends that our stockholders approve the reverse stock split proposal are the following:

  •
  To improve the marketability and liquidity of the Company's common stock;

  •
  To reduce the administrative cost associated with the smallest accounts; and

  •
  To provide a cost effective method for stockholders to dispose of small numbers of shares.

Improve Marketability and Ensure Liquidity of the Company's Common Stock

        During 2002, the closing prices of the Company's common stock ranged from $1.03 to $3.36. On April 17, 2003, the closing price of the common stock was $1.32.

        Under the continued listing criteria for the Nasdaq National Market, any company's common stock may be delisted if it fails to maintain a minimum bid price of at least $1.00 for 30 consecutive trading days. In addition, the rules of the New York Stock Exchange and of the NASD effectively prohibit their member firms from extending margin credit for any security whose trading price is below $5.00. The Board of Directors believes that a reverse split of the Company's common stock should have the effect of increasing the market price of the common stock and thereby minimizing the possibility that the Company will fail to satisfy one of the continued listing criteria for the Nasdaq National Market and permitting the stockholders to obtain margin credit for their common stock.

        In the event that the common stock is delisted from Nasdaq, sales of the common stock would likely be conducted only in the over-the-counter market or potentially in regional exchanges. This may have a negative impact on the liquidity and price of the common stock and investors may find it more difficult to purchase or dispose of, or to obtain accurate quotations as to the market value of, the common stock. The reverse stock split will not affect the Company's periodic reporting requirements with the Securities and Exchange Commission, nor has the Board recommended the reverse stock split as the first step in a going private transaction.

        The Company also believes that the current per share price level of the common stock has reduced the effective marketability of the Company's shares of common stock because of the reluctance of many leading brokerage firms to maintain active analyst coverage of low-priced stocks or to recommend low-priced stocks to their clients. Some investors may view low-priced stock as speculative and unattractive, although some other investors may be attracted to low-priced stock because of the greater trading volatility sometimes associated with such securities. Moreover, because there are some institutional investors who are prohibited from holding, or choose not to hold, stocks with prices less than $5.00 per share, the current stock price may be limiting the Company's stockholder base. Such a limited stockholder base may have the undesirable effect of artificially limiting the demand for the stock, thus depressing the stock price.

        The Company understands that some brokerage houses may have policies and practices that tend to discourage their individual brokers from encouraging their customers from trading in low-priced stock. Those policies and practices pertain to the payment of broker's commissions and to time-consuming procedures that function to make the handling of low-priced stocks unattractive to brokers from an economic standpoint. The Company also believes that, because brokerage commissions on low-priced stock may represent a higher percentage of the stock price than commissions on higher-priced stock, the current share price of the common stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns) that represent a higher percentage of their total share value than would be the case if the share price were substantially higher.

        If the common stock is not listed on the Nasdaq Stock Market and the trading price of the common stock were to fall below $1.00 per share, trading in the common stock would also be subject to the requirements of rules promulgated under the Exchange Act that require additional disclosures by broker-dealers in connection with any trades involving a stock defined as a "penny stock" (generally, a non-Nasdaq Stock Market equity security that has a market price of less than $5.00 per share, subject to certain.exceptions). In such event, the additional burdens imposed upon broker-dealers to effect transactions in the common stock could further limit the market liquidity of the common stock and the ability of investors to trade the common stock.

Reduce Administrative Costs Associated with the Smallest Accounts

        The Company believes that there are approximately 200 holders of record and in excess of 7,000 beneficial holders of its common stock who own fewer than 500 shares as of April 17, 2003. Based on the closing sale price of a share of our common stock on April 17, 2003 of approximately $1.32, ownership of 500 shares of common stock would have a market value of approximately $660. The cost of maintaining many small accounts is disproportionately high when compared with the total number of shares involved. In view of the disproportionate cost to the Company of maintaining small accounts, the Board believes that it would be beneficial to the Company and its stockholders as a whole to reduce the administrative costs associated with administering small stockholdings.

Provide Cost Effective Method for Stockholders to Dispose of Small Numbers of Shares

        The reverse stock split will also enable the fractional stockholders and registered odd-lot stockholders to dispose of their investment at market value and, in effect, avoid brokerage fees on the transaction. Stockholders owning a small number of our shares would, if they chose to sell their shares otherwise, likely incur brokerage fees disproportionately high relative to the market value of their shares. In some cases, these stockholders might encounter difficulty in finding a broker willing to handle such small transactions.

Certain Risk Factors Associated with the Reverse Stock Split

        There can be no assurance that the total market capitalization of common stock (the aggregate value of all common stock at the then market price) after the proposed reverse stock split will be equal to or greater than the total market capitalization before the proposed reverse stock split or that the per share market price of common stock following the reverse stock split will either equal or exceed the current per share market price.

        There can be no assurance that the market price per new share of common stock after the reverse stock split will remain unchanged or increase in proportion to the reduction in the number of old shares of common stock outstanding before the reverse stock split. For example, based on the market price of common stock on April 17, 2003 of $1.32 per share, if the Board of Directors decided to implement the reverse stock split, there can be no assurance that the post-split stock market price of common stock would be, or would be sustained at, $6.60 per share or greater.

        Accordingly, the total market capitalization of common stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the market price of common stock following the reverse stock split may not exceed or remain higher than the market price prior to the proposed reverse stock split.

        If the reverse stock split is effected, the resulting per-share stock price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of the common stock may not improve.

        While the Board of Directors believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of common stock may not necessarily improve.

        A decline in the market price of common stock after the reverse stock split may result in a greater percentage decline than would occur in the absence of a reverse stock split, and the liquidity of common stock could be adversely affected following such a reverse stock split.

        If the reverse stock split is effected and the market price of common stock subsequently declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of common stock will, however, also be based on the Company's performance and other factors, which are unrelated to the number of shares outstanding. Furthermore, the liquidity of common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Effects of the Reverse Stock Split on the Company's Stockholders

        Any fractional stockholder will receive a cash payment equal to the value of the fractional share created. All other stockholders will receive a certificate representing the nearest whole number of shares they are entitled to after the reverse stock split and will also receive a cash payment from the Company equal to the value of any fractional share created. However, any odd-lot stockholder who elects to be cashed-out will receive a cash payment from the Company equal to the value of his or her cashed-out shares.

Fractional Stockholders

        If you are a fractional stockholder with an old (i.e., pre-reverse split) stock certificate representing your shares:

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  You will receive a transmittal letter from the Company as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) to the Company's exchange and transfer agent for your cash payment. You will not receive your cash payment until you surrender your old stock certificate(s) to the exchange and transfer agent, together with a completed and executed copy of the letter of transmittal. Please do not send your certificate(s) until you receive your letter of transmittal. For further information, please see "Stock Certificates" below.

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  All amounts owed to you will be subject to applicable income tax and state abandoned property laws.

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  You will not receive any interest on cash payments owed to you as a result of the reverse stock split.

Holders of 100 Shares or more After the Reverse Stock Split

        If you are a stockholder with an old (i.e., pre-reverse split) stock certificate representing your shares:

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  You will receive a transmittal letter from the Company as soon as practicable after the effective date, which will contain instructions on how to surrender your old certificates to the exchange and transfer agent, and receive new stock certificates representing the nearest whole number of shares you are entitled to after the reverse stock split and cash equal to the Cash-out Price of your fractional interest. You will not receive your new certificates and any Cash-out Price of your fractional interests until you surrender your outstanding certificates to the exchange and transfer agent, together with a completed and executed transmittal letter. Please do not send your certificate(s) until you receive your letter of transmittal. For further information, please see "Stock Certificates" below.

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  All amounts owed to you will be subject to applicable income tax and state abandoned property laws.

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  You will not receive any interest on cash payments owed to you as a result of the reverse stock split.

Holders of Fewer than 100 Shares After the Reverse Stock Split

        If you are an odd-lot stockholder who wishes to have your shares cashed-out:

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  You will not receive shares of common stock as a result of the reverse stock split.

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  Instead of receiving shares of common stock, you will receive cash equal to the Cash-out Price of your affected shares.

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  You will receive a transmittal letter from the Company as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) to the Company's exchange and transfer agent for your cash payment. You will not receive your cash payment until you surrender your old stock certificate(s) to the exchange and transfer agent, together with a completed and executed copy of the letter of transmittal. Please do not send your certificate(s) until you receive your letter of transmittal. For further information, please see "Stock Certificates" below.

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  All amounts owed to you will be subject to applicable income tax and state abandoned property laws.

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  You will not receive any interest on cash payments owed to you as a result of the reverse stock split.

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  After the reverse stock split, you will have no further interest in the Company with respect to your cashed-out shares. These shares will no longer entitle you to the right to vote as a stockholder or share in the Company's assets, earnings, or profits, if any. In other words, you will no longer hold your cashed-out shares, you will just have the right to receive cash for these shares.

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  You will not have to pay any brokerage commissions or service charges in connection with the reverse stock split or the purchase by the Company of your cashed-out shares.

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  As soon as practicable after the effective date, you will receive cash for the shares you held immediately prior to the reverse stock split in accordance with the procedures described below.

If you are an odd-lot stockholder who wishes to continue to hold common stock after the reverse stock split, you may do so by not electing to cash out your shares and you will only receive cash equal to the Cash-out Price of your fractional interests as described above.

Determination of Purchase Price

        The Company will value each outstanding share of common stock held at the close of business on the effective date of the reverse stock split at the closing sale price of a share of the Company's common stock on the Nasdaq National Market, or such other price as the Board may determine, without interest.

        Each cashed-out stockholder will receive cash in the amount of the Cash-out Price multiplied by the number of shares (including fractions thereof) of common stock held after the reverse stock split. Each partially cashed-out stockholder will receive cash in the amount of the Cash-out Price multiplied by the fractional share created as a result of the reverse stock split. All amounts payable to these stockholders will be subject to applicable income tax and state abandoned property laws. Moreover, we will pay no interest on cash sums due any stockholder pursuant to the reverse stock split.

Effects of the Reverse Stock Split on the Company

Change in the Number of Outstanding Shares

        The reverse stock split, if approved by stockholders and completed, should have a number of effects on the Company, including the following:

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  reducing the number of stockholders by eliminating all fractional shares and reducing the number of stockholders who hold fewer than 100 shares after the reverse stock split;

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  reducing the number of issued and outstanding shares of common stock;

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  requiring the outlay of funds to cash out the odd-lot stockholders electing to be cashed out and the fractional shares created as a result of the reverse stock split;

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  decreasing the number of shares of common stock issuable upon exercise of options or warrants to purchase common stock and increase the exercise price of such options and warrants; and

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  decreasing the number of authorized but unissued shares of the Company's common stock.

Potential Anti-Takeover Effect

        Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the reverse stock split proposal is not being proposed in response to any effort to accumulate shares of common stock or obtain control of the Company, nor is it part of a plan by management to recommend to the Board and shareowners a series of amendments to the Company's Amended and Restated Certificate of Incorporation. Other than the reverse stock split proposal, the Board of Directors does not currently contemplate recommending the adoption of any other amendments to the Company's Amended and Restated Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

Amount of Cash to Be Paid by the Company

        The total cash to be paid by the Company in cashing out odd-lot stockholders and the fractional shares created in the reverse stock split is unknown. If the reverse stock split had been completed on April 17, 2003, when the closing sale price of our common stock on the Nasdaq National Market was $1.32, then the cash payments that would have been paid would have been equal to $6.60 multiplied by the number of post-split shares and fractional shares purchased by the Company. The actual amount will depend on the number of odd-lot stockholders and fractional shares created in the reverse stock split on the effective date of the reverse stock split, which will vary from the amounts estimated based on the April 17, 2003 date and the Cash-out Price on the effective date of the reverse stock split.

Options, Benefit Plans, Warrants and Other Securities

        If the reverse stock split is implemented, outstanding and unexercised options, warrants, and other securities convertible into, or exercisable or exchangeable for, shares of our common stock would be automatically converted into an economically equivalent option, warrant or other security to purchase shares of our common stock by decreasing the number of shares underlying the option, warrant, or other security and increasing the exercise price appropriately. In addition, the number of shares of our common stock that remain available for issuance under our benefit plans would be reduced accordingly.

Registration of Common Stock under the Securities Exchange Act of 1934

        The Company's common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. The reverse stock split would not affect the registration of our common stock under the Exchange Act.

Effectiveness of the Reverse Stock Split

        The reverse stock split, if approved by the Company's stockholders, would become effective upon the later of (i) the filing with the Secretary of State of the State of Delaware of a Certificate of Amendment to our Amended and Restated Certificate of Incorporation or (ii) such later date as provided in such Amendment. The timing of the filing of the Certificate of Amendment would be determined by the Board of Directors based upon its evaluation as to when this action would be most advantageous to the Company and its stockholders. By voting in favor of the reverse stock split proposal, you are expressly authorizing the Company to determine not to proceed with the reverse stock split, if the Board of Directors should so decide, or to delay the amendment for up to 12 months following stockholder approval thereof.

Reservation of Rights

        The Board reserves the right, notwithstanding stockholder approval of the reverse stock split proposal and without further action by the stockholders, to elect not to proceed with the reverse stock split if, at any time prior to the effective time of the amendment, the Board of Directors, in its sole discretion, determines that a reverse stock split is no longer advisable and in the best interests of the Company and its stockholders.

Exchange of Stock Certificates

        After the effective date, each stock certificate representing shares of the Company's common stock would be deemed for all corporate purposes to evidence ownership of the reduced number of shares of common stock resulting from the reverse stock split. As soon as practicable after the effective date of the reverse stock split, stockholders would be notified as to the effectiveness of the reverse stock split and instructed as to how and when to surrender their stock certificates. The Company intends to use American Stock Transfer & Trust Company as the Company's exchange and transfer agent in effecting the exchange of certificates following the effectiveness of the reverse stock split.

        As described above, all stockholders in the reverse stock split with share certificates will receive a letter of transmittal after the reverse stock split is completed. All stockholders must complete and sign the letter of transmittal and return it with their stock certificate(s) to our transfer agent before they can receive a cash payment or new stock certificates. If you do not return your old stock certificate with a completed and executed letter of transmittal, your old stock certificate will be deemed to represent the reduced number of shares you will hold as a result of the reverse stock split.

        Please do not send your stock certificates now. You should send them to our exchange and transfer agent only after you receive a letter of transmittal from our exchange and transfer agent. If we decide to effect the reverse stock split, a letter of transmittal will be mailed to you soon after the reverse stock split becomes effective.

Material U.S. Federal Income Tax Consequences

        The following discussion summarizes the material United States federal income tax consequences of the reverse stock split to our stockholders. This discussion is based on the Internal Revenue Code of 1986, as amended, the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices in effect on the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. This summary does not discuss all aspects of federal income taxation which may be important to you in light of your individual circumstances. Many stockholders (such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and foreign persons) may be subject to special tax rules. Other stockholders may also be subject to special tax rules, including but not limited to stockholders who received stock pursuant to the exercise of employee stock options, or stockholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations. This summary assumes that you are a U.S. citizen and have held, and will hold, your shares as capital assets for investment purposes under the Internal Revenue Code of 1986, as amended. The Company has not sought and will not seek a ruling from the Internal Revenue Service regarding the federal income tax consequences of the reverse stock split. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the reverse stock split in light of your specific circumstances.

Federal Income Tax Consequences to the Company

        The Company believes that the reverse stock split will be treated as a tax-free "recapitalization" for federal income tax purposes. This should result in no material federal income tax consequences to the Company.

Federal Income Tax Consequences to Stockholders Who do not receive any Cash in the Reverse Stock Split

        If (1) you continue to hold stock immediately after the reverse stock split, and (2) you receive no cash as a result of the reverse stock split, you should not recognize any gain or loss as a result of the reverse stock split. The aggregate tax basis of the shares of common stock you receive will be the same as the aggregate adjusted tax basis of the shares of common stock exchanged therefor. Further, your holding period in the stock you received in the stock split will include the holding period in the stock exchanged therefor.

Federal Income Tax Consequences to Stockholders Who Exchange All of Their Stock for Cash as a Result of the Reverse Stock Split

        If you receive cash as a result of the reverse stock split in exchange for all of your stock, your tax consequences will depend upon whether any person or entity related to you continues to hold stock immediately after the reverse stock split, as explained below. If (1) you receive cash in exchange for your shares as a result of the reverse stock split, (2) you do not continue to hold any stock immediately after the reverse stock split, and (3) you are not related to any person or entity which holds stock immediately after the reverse stock split, you will recognize capital gain or loss as a result of the exchange of all of your stock for cash. The amount of capital gain or loss you recognize will equal the difference between the aggregate amounts of cash you receive for your cashed-out stock and your aggregate adjusted tax basis in the stock.

        If you are related to a person or entity who continues to hold stock immediately after the reverse stock split, you will recognize gain in the same manner as set forth in the previous paragraph, provided that your receipt of cash either (1) is "not essentially equivalent to a dividend," or (2) is a "substantially disproportionate redemption of stock," as described below.

        Not Essentially Equivalent to a Dividend.    You will satisfy the "not essentially equivalent to a dividend" test if the reduction in your proportionate interest in the Company resulting from the reverse stock split is considered a "meaningful reduction" given your particular facts and circumstances. The Internal Revenue Service has ruled that a small reduction by a minority stockholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will meet this test.

        Substantially Disproportionate Redemption of Stock.    The receipt of cash in the reverse stock split will be a "substantially disproportionate redemption of stock" for you if the percentage of the outstanding shares of stock owned by you immediately after the reverse stock split is less than 80% of the percentage of shares of stock owned by you immediately before the reverse stock split.

        In applying these tests, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you. If you have completely terminated your interest in the Company but you are not able to meet these tests due to attribution of ownership of stock from a member of your family, it may be possible to obtain a waiver of such family attribution by filing an election under the Internal Revenue Code of 1986, as amended and Treasury Regulations, thereby retaining capital gain or loss treatment as described above.

        If the taxable amount is not treated as capital gain under any of the tests, it will be treated first as ordinary dividend income to the extent of your ratable share of the Company's undistributed earnings and profits either for the current year or on a cumulative basis, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain will be treated as capital gain. See "Maximum Tax Rates Applicable to Capital Gain" below.

Federal Income Tax Consequences to Stockholders Who Both Receive Cash and Continue to Hold Stock Immediately After the Reverse Stock Split

        The federal income tax consequences of both receiving cash as a result of the reverse stock split and continuing to hold stock immediately after the reverse stock split are unclear. There is authority that provides that if the cash in lieu of fractional shares is being provided merely as a mechanical rounding off of fractional interests, you will be treated as having received the shares of the Company you hold immediately after the reverse stock split as well as fractional shares of the Company, and then as having exchanged the fractional shares for the cash you receive in the reverse stock split. Under this treatment, you should not recognize any gain or loss on your receipt of the shares of the Company (other than fractional shares deemed received) you hold immediately after the reverse stock split. The aggregate tax basis of these shares (including any fractional shares deemed received) will be the same as your aggregate tax basis in the shares you exchanged in the reverse stock split. Further, the holding period of these shares will include the period during which you held the shares exchanged therefor. You generally would recognize gain or loss equal to the difference between the amount of cash you receive for the fractional shares you are deemed to receive and the adjusted basis allocable to such shares. This gain or loss would be capital gain or loss.

        This authority may not be applicable because the reverse stock split serves to eliminate the interests of shareholders of the Company holding fewer than five shares, and therefore the cash in lieu of fractional shares provided may not be viewed merely as a mechanical rounding off of fractional interests. In such event, you will instead be treated as recognizing gain, but not loss, in an amount equal to the lesser of (1) the excess of the sum of the aggregate fair market value of your shares of stock immediately after the reverse stock split plus the cash received over your adjusted tax basis in your shares of stock immediately prior to the reverse stock split, or (2) the amount of cash received in the reverse stock split. In this case, for purposes of determining whether you continue to hold stock immediately after the reverse stock split, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you. Your aggregate adjusted tax basis in your shares of stock held immediately after the reverse stock split will be equal to your aggregate adjusted tax basis in your shares of stock held immediately prior to the reverse stock split, increased by any gain recognized in the reverse stock split, and decreased by the amount of cash received in the reverse stock split. Gain recognized in the reverse stock split will be treated, for federal income tax purposes, as capital gain, provided that your receipt of cash either (1) is "not essentially equivalent to a dividend" with respect to you, or (2) is a "substantially disproportionate redemption of stock" with respect to you, with each such test as described above under "Federal Income Tax Consequences to Stockholders Who

Exchange All of Their Stock for Cash as a Result of the Reverse Stock Split." In applying these tests, you may possibly take into account sales of shares of stock that occur substantially contemporaneously with the reverse stock split. If your gain is not treated as capital gain under any of these tests, the gain will be treated as ordinary dividend income to you to the extent of your ratable share of the Company's undistributed earnings and profits either for the current year or on a cumulative basis, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain will be treated as capital gain.

Maximum Tax Rates Applicable to Capital Gain

        Net capital gain (generally, capital gain in excess of capital loss) recognized by an individual upon the sale of a capital asset that has been held for more than 12 months generally will be subject to tax at a rate not to exceed 20%. Capital gain recognized by an individual from the sale of a capital asset that has been held for 12 months or less will be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer will be subject to tax at the same rate as ordinary income. A net capital loss (generally, capital loss in excess of capital gain) of an individual may offset up to $3,000 of ordinary income, in any year, with any balance carried over indefinitely. As explained above, the amounts paid to you as a result of the reverse stock split may result in dividend income, capital gain income, capital loss or some combination thereof depending on your individual circumstances.

        You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the reverse stock split in light of your specific circumstances.

Appraisal Rights

        No appraisal rights are available under the Delaware General Corporation Law or under our Amended and Restated Certificate of Incorporation or Bylaws to any stockholder who dissents from the proposal to approve an amendment to the Company's Amended and Restated Certificate of Incorporation to effect the reverse stock split.

Recommendation of the Board of Directors

        The Board of Directors believes that it is advisable and in the best interests of the Company and its stockholders to amend the Company's Amended and Restated Certificate of Incorporation to effect a reverse stock split of the issued and outstanding shares of the Company's common stock. The Board of Directors, therefore, recommends a vote FOR the proposal to amend our Amended and Restated Certificate of Incorporation to effect the reverse stock split. The Board of Directors reserves the right to abandon the proposed reverse stock split without further action by the Company's stockholders at any time prior to the filing of the Certificate of Amendment with the Delaware Secretary of State, notwithstanding authorization of the proposed amendment by the Company's stockholders.

PROPOSAL NO. 3:

APPROVAL OF THE COMPANY'S

INCENTIVE BONUS COMPENSATION PLAN

General

        The Board of Directors has unanimously approved the adoption of the Soundview Technology Group, Inc. Incentive Bonus Compensation Plan (the "Bonus Plan"), subject to the approval of the Company's stockholders. Should stockholder approval not be obtained, the Bonus Plan will be void, and any awards outstanding under the Bonus Plan will be canceled.

        Section 162(m) of the Internal Revenue Code of 1986 (the "Code") generally disallows a public company's tax deduction in excess of $1 million for compensation paid to certain of the Company's executive officers, subject to several exceptions, including an exception for compensation paid under a stockholder-approved plan that is "performance-based" within the meaning of Section 162(m) of the Code. The Bonus Plan provides a means for the payment of performance-based cash bonuses to certain of the Company's key executives while preserving our tax deduction on the payment.

        The principal terms of the Bonus Plan are summarized below, and a copy of the plan is annexed to this proxy statement as Annex B. The summary of the Bonus Plan set forth below is not intended to be a complete description, and such summary is qualified in its entirety by the actual text of the Bonus Plan.

Summary Description of the Bonus Plan

        The purpose of the Bonus Plan is (i) to retain and motivate key executives by providing them with the opportunity to earn bonus awards that are based on the extent to which specified performance goals have been achieved and (ii) to structure bonus opportunities in a way that will qualify the awards as "performance-based" for purposes of Section 162(m) of the Code so that the Company will be entitled to a tax deduction on the payment of such incentive awards to certain executive officers.

        The Bonus Plan will be administered by the Compensation Committee or another committee consisting of at least two non-employee directors, each of who is intended to qualify as an "outside director" within the meaning of Section 162(m) of the Code (the "Committee"). The Committee has broad administrative authority to, among other things, designate participants, establish performance goals and performance periods, determine the effect of termination of employment prior to the payment of an award, and interpret and administer the Bonus Plan.

        Participants in the Bonus Plan for any given performance period may include any of the Company's key employees or key employees of any subsidiary, operating unit or division who is designated as a participant for such period by the Committee. Participants in the Bonus Plan will not be entitled to also participate in the Company's existing annual bonus plan if such participation would cause awards under the Bonus Plan to fail to qualify as "performance-based" within the meaning of Section 162(m) of the Code. The participants in the Bonus Plan for any given period will be designated by the Committee, in its sole discretion, before the end of the 90th day of each performance period or the date on which 25% of such performance period has been completed (such period, the "Applicable Period"). This determination may vary from period to period.

        Within the Applicable Period, the Committee will specify the applicable performance criteria and targets to be used under the Bonus Plan for such performance period. These performance criteria may vary from participant to participant and will be based on one or more of the following company-wide, subsidiary, operating unit, or division financial performance measures: (a) net revenues; (b) pre-tax or after-tax return on equity; (c) earnings per share; (d) pre-tax or after-tax net income; (e) pre-tax operating income; (f) profits before taxes; (g) book value per share; (h) market price per share and (i) earnings available to common stockholders or strategic business criteria consisting of one or more objectives based upon meeting specified revenue, market penetration, geographic business expansion goals, cost targets, and goals relating to acquisitions or divestitures. These performance criteria or goals may be (i) expressed on an absolute or relative basis; (ii) based on internal targets or otherwise employ comparisons based on our prior performance and/or past or current performance of other comparisons; and/or (iii) based on comparison(s) to capital, stockholders' equity, shares outstanding, assets or net assets. For example, an income-based performance measure could be expressed in a number of ways, such as net earnings per share, or return on equity, and with reference to meeting or exceeding a specific target, or with reference to growth above a specified level, such as prior year's performance, or current or previous peer group performance. The Bonus Plan provides that the achievement of such goals must be substantially uncertain at the time they are established, and awards are subject to the Committee's right to reduce the amount of any award payable as a result of such performance as discussed below. If the Bonus Plan is approved by the Company's stockholders, the first performance period will commence on January 1, 2004.

        The target bonus opportunity for each participant may be expressed as a dollar-denominated amount or by reference to a formula, such as a percentage share of a bonus pool to be created under the Bonus Plan, provided that, if a pool approach is used, the total bonus opportunities represented by the shares designated for the participants may not exceed 100% of the pool, and the Committee has the sole discretion to reduce (but not increase) the actual bonuses awarded under the Bonus Plan. The actual bonus awarded to any given participant at the end of a performance period will be based on the extent to which the applicable financial performance goals for such performance period are achieved, as determined by the Committee. The maximum bonus payable under the Bonus Plan to any one individual in any one calendar year is $5 million.

        The Board of Directors may at any time amend or terminate the Bonus Plan, provided that (i) without the participant's written consent, no such amendment or termination will adversely affect the annual bonus rights (if any) of any already designated participant for a given performance period once the participant designations and performance goals for such performance period have been announced; and (ii) the Board of Directors will be authorized to make any amendments necessary to comply with applicable regulatory requirements, including, without limitation, Section 162(m) of the Code. Amendments to the Bonus Plan will be subject to stockholder approval if required under Section 162(m) of the Code or other laws.

New Plan Benefits

        The Committee has not designated any participants for the Bonus Plan for 2003.

Federal Income Tax Consequences

        The following is a brief description of the federal income tax consequences generally arising with respect to awards that may be granted under the Bonus Plan. This discussion is intended for the information of stockholders considering how to vote at the annual meeting and not as tax guidance to individuals who may participate in the Bonus Plan.

        Under present federal income tax law, participants will generally realize ordinary income equal to the amount of the award received under the Bonus Plan in the year of such receipt. The Company will receive a deduction for the amount constituting ordinary income to the participant, provided that the participant's total compensation is below the limit imposed by Section 162(m) of the Code or the Bonus Plan award satisfies the requirements of the performance-based exception of Section 162(m) of the Code. It is the Company's intention that the Bonus Plan be adopted and administered in a manner that preserves the Company's full deductibility of compensation under Section 162(m) of the Code.

Recommendation of the Board of Directors concerning the approval of the Bonus Plan

        The Board of Directors recommends that stockholders vote for the approval of the Board of Directors' adoption of the Bonus Plan.

INDEPENDENT ACCOUNTANTS

        Ernst & Young LLP audited the Company's financial statements for the year ended December 31, 2002. A representative of Ernst & Young LLP is expected to be present at our annual meeting and will have the opportunity to respond to questions and make any statements he or she may wish to make.

OTHER BUSINESS

        It is not intended to bring before the Annual Meeting any matters except those items described herein. The management is not aware at this time that any other matters are to be presented for action. If, however, any other matters properly come before the meeting, the persons named as proxies in the enclosed form of proxy intend to vote in accordance with their judgment on the matters presented.

PROVISION OF CERTAIN ADDITIONAL INFORMATION

        The Company's Annual Report for year ended December 31, 2002 is being furnished with this Proxy Statement.

STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING

        Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders in 2004 pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by the Company no later than January 3, 2004 to be considered for inclusion in the Company's proxy materials for that meeting. The proposal must be mailed to the Company's principal executive offices at 1700 E. Putnam Avenue, Old Greenwich, CT 06870, Attention: Secretary.

        A stockholder who intends to present a proposal at the 2004 annual meeting other than pursuant to Rule 14a-8 must comply with the requirements set forth in the Company's Bylaws. To bring business before an annual meeting, the Company's Bylaws require, among other things, that the stockholder submit written notice thereof complying with the Bylaws, to the Secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary of the preceding year's annual meeting. Therefore, the Company must receive notice of the stockholder proposal submitted other than pursuant to Rule 14a-8 no sooner than February 13, 2004 and no later than March 14, 2004. If the notice is received before February 13, 2004 or after March 14, 2004, it will be considered untimely and the Company will not be required to present that proposal at the 2004 annual meeting.

By Order of the Board of Directors,
Margot Lebenberg Secretary

Old Greenwich, CT
May 6, 2003

ANNEX A

SOUNDVIEW TECHNOLOGY GROUP, INC.
AUDIT COMMITTEE CHARTER

        The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company's internal and external auditors.

        The members of the Audit Committee shall meet the independence and experience requirements of the NASDAQ Stock Market, Inc and any applicable rules of the Securities & Exchange Commission. The members of the Audit Committee shall be appointed by the Board upon the recommendation of the Nominating and Governance Committee.

        The Audit Committee shall be responsible for the appointment, compensation and oversight of the work of the Company's independent auditor or registered public accounting firm (the "Auditors"), including resolution of disagreements between management and the Auditors regarding financial reporting. The Auditors shall report directly to the Audit Committee and be ultimately accountable to the Audit Committee and, through the Audit Committee, to the Board. In addition, the Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or Auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

        The Audit Committee shall make regular reports to the Board.

        The Audit Committee shall:

  1.
  Review and reassess the adequacy of this Charter periodically and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review its own performance.

  2.
  Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

  3.
  Review an analysis prepared by management and the Auditors of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including reports from the Auditors regarding critical accounting policies and practices to be used; all alternative treatments of financial information within generally accepted accounting principles that have been discussed with the senior management of the Company, the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the Auditors; and any other material written communications between the Auditors and the management of the Company.

  4.
  Review with management and the Auditors the Company's quarterly financial statements prior to the release of quarterly earnings.

  5.
  Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures. Discuss any disclosures by management of (1) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize, and report financial data or (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls. Review and monitor the steps taken or proposed to be taken by management to address the issues in any such disclosure and suggest alternative courses of action if that is deemed to be more appropriate than those suggested by management. Review with the Auditors any problems or difficulties they may have encountered during the course of their auditing activities and any management letter provided by the Auditors and the Company's response to that letter.

  6.
  Review major changes to the Company's auditing and accounting principles and    practices as suggested by the Auditors, internal auditors, if any, or management.

  7.
  Approve in advance non-audit services, including tax services, that the Company may from time to time request the Auditors provide to the Company.

  8.
  Receive periodic reports from the Auditors regarding the Auditors' independence, discuss such reports with the Auditors, and if so determined by the Audit Committee, take appropriate action to satisfy itself of the independence of the Auditors.

  9.
  Evaluate together with the Board the performance of the Auditors and, if so determined by the Audit Committee, recommend that the Board replace the Auditors.

  10.
  Review the appointment and replacement of the senior internal auditing executive, if any.

  11.
  Review the significant reports to management prepared by the internal auditing department, if any, and management's responses.

  12.
  Meet with the Auditors prior to the audit to review the planning and staffing of the audit.

  13.
  Obtain from the Auditors assurance that Section 301 of the Private Securities Litigation Reform Act of 1995 (which added Section 10A of the SEC Exchange Act of 1934) has not been implicated.

  14.
  Obtain reports from management, the Company's senior internal auditing executive, if any, and the Auditors that the Company's subsidiaries are in conformity with applicable legal requirements.

  15.
  Discuss with the Auditors the matters required to be discussed by Statement on Auditing Standards ("SAS") No. 61 as amended by SAS 89 and SAS 90 relating to the conduct of the audit.

  16.
  Prepare the information or reports required by the rules of the Securities and Exchange Commission to be provided by the Audit Committee and included in the Company's annual proxy statement or other filings.

  17.
  Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations.

  18.
  Review with the Company's General Counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

  19.
  Meet at least annually with the chief financial officer, the senior internal auditing executive, if any, and the Auditors in separate executive sessions.

  20.
  Establish procedures for (1) the receipt, retention, and treatment of complaints received by the issuer regarding accounting, internal accounting controls, or auditing matters; and (2) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

        While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the Auditors. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the Auditors or to assure compliance with laws and regulations.

        Adopted by Board of Directors on April 13, 2000

        Amended by the Board of Directors on October 17, 2002

ANNEX B

SOUNDVIEW TECHNOLOGY GROUP, INC.
INCENTIVE BONUS COMPENSATION PLAN

        Purpose.    The purpose of this Incentive Bonus Compensation Plan (the "Plan") of SoundView Technology Group, Inc. (the "Company") is (i) to retain key employees of the Company by providing them with the opportunity to earn bonus awards that are based on the achievement of specified performance goals; and (ii) to structure such bonus opportunities in a way that will qualify the awards made as "performance-based" for purposes of Section 162(m) of the Code so that the Company will be entitled to a tax deduction for the payment of such incentive awards to such employees.

        Definitions.    As used in the Plan, the following terms shall the meanings set forth below:

          "Applicable Period" shall mean, with respect to any Performance Period, a period commencing on or before the first day of such Performance Period and ending no later than the earlier of (i) the 90th day of such Performance Period, or (ii) the date on which 25% of such Performance Period has been completed. Any action required under the Plan to be taken within the period specified in the preceding sentence may be taken at a later date if, but only if, the regulations under Section 162(m) of the Code are hereafter amended, or interpreted by the Internal Revenue Service, to permit such later date, in which case the term "Applicable Period" shall be deemed amended accordingly.

          "Board" shall mean the Board of Directors of the Company as constituted from time to time.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          "Committee" shall mean the committee for the Board consisting solely of two or more non-employee directors (each of whom is intended to qualify as an "outside director" within the meaning of Section 162(m) of the Code) designated by the Board as the committee responsible for administering and interpreting the Plan.

          "Company" shall mean SoundView Technology Group, Inc., a corporation organized under the laws of the State of Delaware, and any successor thereto.

          "Individual Award Opportunity" shall mean the performance-based award opportunity for a given Participant for a given Performance Period as specified by the Committee within the Applicable Period, which may be expressed in dollars or on a formula basis that is consistent with the provisions of the Plan.

          "Negative Discretion" shall mean the discretion authorized by the Plan to be applied by the Committee to eliminate, or reduce the size of, a bonus award otherwise payable to a Participant for a given Performance Period, provided that the exercise of such discretion would not cause the award to fail to qualify as "performance-based compensation" under Section 162(m) of the Code. By way of example and not by way of limitation, in no event shall any discretionary authority granted to the Committee by the Plan including, but not limited to, Negative Discretion, be used (i) to provide for an award under the Plan in excess of the amount payable based on actual performance versus the applicable performance goals for the Performance Period in question, or in excess of the maximum individual award limit specified in Section 6(b) below, or (ii) to increase the amount otherwise payable to any other Participant.

          "Participant" shall mean, for any given Performance Period with respect to which the Plan is in effect, each key employee of the Company (including any subsidiary, operating unit or division) and who is designated as a Participant in the Plan for such Performance Period by the Committee pursuant to Section 4 below.

          "Performance Period" shall mean any period for which performance goals are set under Section 5 and during which performance shall be measured to determine whether such goals have been met for purposes of determining whether a Participant is entitled to payment of a bonus under the Plan. A Performance Period may be coincident with one or more fiscal years of the Company, or a portion thereof.

          "Plan" or "Section 162(m) Plan" shall mean the SoundView Technology Group, Inc. Incentive Bonus Compensation Plan as set forth in this document, and as amended from time to time.

Administration.

        General.    The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law (including, but not limited to, Section 162(m) of the Code), and in addition to any other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have the full power and authority, after taking into account, in its sole and absolute discretion, the recommendations of the Company's senior management:

          to designate (within the Applicable Period) the Participants in the Plan and the individual award opportunities and/or, if applicable, bonus pool award opportunities for such Performance Period;

          to designate (within the Applicable Period) and thereafter administer the performance goals and other award terms and conditions that are to apply under the Plan for such Performance Period;

          to determine and certify the bonus amounts earned for any given Performance Period, based on actual performance versus the performance goals for such Performance Period, after making any permitted Negative Discretion adjustments;

          to decide whether, under what circumstances and subject to what terms bonus payouts are to be paid on a deferred basis, including automatic deferrals at the Committee's election as well as elective deferrals at the election of Participants;

          to adopt, revise, suspend, waive or repeal, when and as appropriate, in its sole and absolute discretion, such administrative rules, guidelines and procedures for the Plan as it deems necessary or advisable to implement the terms and conditions of the Plan;

          to interpret and administer the terms and provisions of the Plan and any award issued under the Plan (including reconciling any inconsistencies, correcting any defaults and addressing any omissions in the Plan or any related instrument or agreement); and

          to otherwise supervise the administration of the Plan.

    It is intended that all amounts payable to Participants under the Plan who are "covered employees" within the meaning of Treas. Reg. Sec. 1.162-27(c)(2) (as amended from time to time) shall constitute "qualified performance-based compensation" within the meaning of Section 162(m) of the Code and Treas. Reg. Sec. 1.162-27(e) (as amended from time to time), and, to the maximum extent possible, the Plan and the terms of any awards under the Plan shall be so interpreted and construed.

        Binding Nature of Committee Decisions.    Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions made under or with respect to the Plan or any award under the Plan shall be within the sole and absolute discretion of the Committee, and shall be final, conclusive and binding on all persons, including the Company, any Participant, and any award beneficiary or other person having, or claiming, any rights under the Plan.

        Other.    No member of the Committee shall be liable for any action or determination (including, but limited to, any decision not to act) made in good faith with respect to the Plan or any award under the Plan. If a Committee member intended to qualify as an "outside director" under Section 162(m) of the Code does not in fact so qualify, the mere fact of such non-qualification shall not invalidate any award or other action made by the Committee under the Plan which otherwise was validly made under the Plan.

Plan Participation.

        Participant Designations By The Committee.    For any given Performance Period, the Committee, in its sole and absolute discretion, shall, within the Applicable Period, designate those key employees of the Company (including its subsidiaries, operating units and divisions) who shall be Participants in the Plan for such Performance Period.

        Impact Of Plan Participation.    An individual who is a designated Participant in the Section 162(m) Plan for any given Performance Period shall not also participate in the Company's general bonus plans for such Performance Period (to the extent such plans exist), if such participation would cause any award hereunder to fail to qualify as "performance-based" under Section 162(m).

Performance Goals.

        Setting Of Performance Goals.    For a given Performance Period, the Committee shall, within the Applicable Period, set one or more objective performance goals for each Participant and/or each group of Participants and/or each bonus pool (if any). Such goals shall be based exclusively on one or more of the following corporate-wide or subsidiary, division or operating unit financial measures:

    (1)
    net revenues,
    (2)
    pre-tax or after-tax income,
    (3)
    earnings per share,
    (4)
    pre-tax or after-tax net income,
    (5)
    pre-tax operating income,
    (6)
    profits before taxes,
    (7)
    book value per share,
    (8)
    market price per share,
    (9)
    earnings available to common stockholders and
    (10)
    strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, cost targets, and goals relating to acquisitions or divestitures, or any combination thereof (in each case before or after such objective income and expense allocations or adjustments as the Committee may specify within the Applicable Period). Each such goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions and/or operating units) and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital (including, but limited to, the cost of capital), shareholders' equity and/or shares outstanding, or to assets or net assets. In all cases, the performance goals shall be such that they satisfy any applicable requirements under Treas. Reg. Sec. 1.162-27(e)(2) (as amended from time to time) that the achievement of such goals be "substantially uncertain" at the time that they are established, and that the award opportunity be defined in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goal has been met, and, subject to the Committee's right to apply Negative Discretion, the amount of the award payable as a result of such performance.

        Impact Of Extraordinary Items Or Changes In Accounting.    The measures used in setting performance goals set under the Plan for any given Performance Period shall be determined in accordance with GAAP and a manner consistent with the methods used in the Company's audited financial statements, without regard to (i) extraordinary items as determined by the Company's independent public accountants in accordance with GAAP, (ii) changes in accounting, unless, in each case, the Committee decides otherwise within the Applicable Period or (iii) non-recurring acquisition expenses and restructuring charges.

Bonus Pools, Award Opportunities And Awards.

        Setting Of Individual Award Opportunities.    At the time that annual performance goals are set for Participants for a given Performance Period (within the Applicable Period), the Committee shall also establish each Individual Award Opportunity for such Performance Period, which shall be based on the achievement of stated target performance goals, and may be stated in dollars or on a formula basis (including, but not limited to, a designated share of a bonus pool or a multiple of Annual Base Salary), provided:

          that the designated shares of any bonus pool shall not exceed 100% of such pool; and

          that the Committee, in all cases, shall have the sole and absolute discretion, based on such factors as it deems appropriate, to apply Negative Discretion to reduce (but not increase) the actual bonus awards that would otherwise actually be payable to any Participant on the basis of the achievement of the applicable performance goals.

        Maximum Individual Bonus Award.    Notwithstanding any other provision of this Plan, the maximum bonus payable under the Plan to any one individual in any one calendar year shall be $5 million.

        Bonus Payments.    Subject to the following, bonus awards determined under the Plan for given Performance Period shall be paid to Participants in cash, or, shares of Company stock or other stock-based awards pursuant to the Company's Stock Incentive Plan, as soon as practicable following the end of the Performance Period to which they apply, provided:

          that no such payment shall be made unless and until the Committee, based on the Company's audited financial results for such Performance Period (as prepared and reviewed by the Company's independent public accountants), has certified (in the manner prescribed under applicable regulations) the extent to which the applicable performance goals for such Performance Period have been satisfied, and has made its decisions regarding the extent of any Negative Discretion adjustment of awards (to the extent permitted under the Plan);

          that the Committee may specify that a portion of the actual bonus award for any given Performance Period shall be paid on a deferred basis, based on such award payment rules as the Committee may establish and announce for such Performance Period;

          that the Committee may require (if established and announced within the Applicable Period), as a condition of bonus eligibility (and subject to such exceptions as the Committee may specify within the Applicable Period) that Participants for such Performance Period must still be employed as of end of such Performance Period and/or as of such later date as determined by the Committee; and

          that the Committee may adopt such forfeiture, pro-ration or other rules as it deems appropriate, in its sole and absolute discretion, regarding the impact on bonus award rights in the event of a Participant's termination of employment.

General Provisions.

        Plan Amendment Or Termination.    The Board may at any time amend or terminate the Plan, provided that (i) without the Participant's written consent, no such amendment or termination shall adversely affect the bonus rights (if any) of any already designated Participant for a given Performance Period once the Participant designations and performance goals for such Performance Period have been announced, (ii) the Board shall be authorized to make any amendments necessary to comply with applicable regulatory requirements (including, without limitation, Section 162(m) of the Code), and (iii) the Board shall submit any Plan amendment to the Company's stockholders for their approval if and to the extent such approval is required under Section 162(m) of the Code, or other applicable laws. Nothing herein shall be considered as preventing the Committee from making adjustments to the performance goals or to an Individual Award Opportunity to reflect unusual or non-recurring events, to the extent that such adjustment will not adversely affect the bonus award from qualifying as performance-based compensation under Section 162(m) of the Code.

        Applicable Law.    All issues arising under the Plan shall be governed by, and construed in accordance with, the laws of the State of New York, applied without regard to conflict of law principles.

        Tax Withholding.    The Company (and its subsidiaries) shall have right to make such provisions and take such action as it may deem necessary or appropriate for the withholding of any and all Federal, state and local taxes that the Company (or any of its subsidiaries) may be required to withhold.

        No Employment Right Conferred.    Participation in the Plan shall not confer on any Participant the right to remain employed by the Company or any of its subsidiaries, and the Company and its subsidiaries specifically reserve the right to terminate any Participant's employment at any time with or without cause or notice.

        Impact of Plan Awards on Other Plans.    Neither the adoption of the Plan nor the submission of the Plan to the Company's stockholders for their approval shall be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.

PROXY

SOUNDVIEW TECHNOLOGY GROUP, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
JUNE 12, 2003

The undersigned hereby appoints Gerard P. Maus and Margot Lebenberg as Proxies, each with power to appoint his or her substitute, and hereby authorizes them, to represent and vote, as designated on the reverse side of this card, all shares of Common Stock of SoundView Technology Group, Inc. (the "Company"), held of record by the undersigned on April 17, 2003, at the Annual Meeting of Stockholders (the "Annual Meeting"), to be held on June 12, 2003 or any postponements or adjournments thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE BOARD OF DIRECTORS' THREE NOMINEES FOR ELECTION, FOR THE APPROVAL OF THE AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND FOR THE APPROVAL OF THE COMPANY'S INCENTIVE BONUS COMPENSATION PLAN.

SEE REVERSE SIDE	TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE
INSTRUCTIONS FOR VOTING PROXY
SoundView Technology Group, Inc. is offering stockholders of record three alternative ways of voting proxies:
BY TELEPHONE (using a touch-tone telephone)	THROUGH THE INTERNET (using a browser)	BY MAIL (traditional method)

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.

TELEPHONE VOTING	Available only until 8:00 a.m. Eastern time on June 12, 2003.

This method of voting is available for residents of the U.S. and Canada.
On a touch-tone telephone, call TOLL FREE 1-800-932-9931, 24 hours a day, 7 days a week.
You will be asked to enter ONLY the CONTROL NUMBER shown below.
Have your proxy card ready, then follow the simple instructions.
Your vote will be confirmed and cast as you directed.

INTERNET VOTING	Available only until 8:00 a.m. Eastern time on June 12, 2003.
Visit our Internet voting Website at http://proxy.georgeson.com.
•    Enter the COMPANY NUMBER AND CONTROL NUMBER shown below and follow the instructions on your screen.
• You will incur only your usual internet charges.
VOTING BY MAIL
• Simply mark, sign and date proxy card and return it in the postage-paid envelope. • If you are voting by telephone or the internet, please do not mail the proxy card.
COMPANY NUMBER	CONTROL NUMBER

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

☒    PLEASE MARK
VOTES AS IN
THIS EXAMPLE.

1.	Election of Directors. Nominees (term to expire 2006); Joseph R. Hardiman, Mark F. Loehr and Stuart M. Robbins.
		For ☐	Withhold ☐
FOR ALL NOMINEES EXCEPT AS NOTED ABOVE
		For	Against	Abstain
2.	Approval of an Amendment to the Amended and Restated Certificate of Incorporation to authorize a reverse stock split of the Company's common stock, par value $0.01 per share, at a ratio of one for five.	☐	☐	☐
3.	To approve the Company's Incentive Bonus Compensation Plan for purposes of Internal Revenue Code Section 162(m).	☐	☐	☐
4.	In their discretion, upon such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

NOTE: PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THIS PROXY CARD. ALL JOINT OWNERS SHOULD SIGN. WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, ATTORNEY, TRUSTEE OR GUARDIAN OR AS CUSTODIAN FOR A MINOR, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, NAME AND INDICATE THE SIGNER'S OFFICE. IF A PARTNER, SIGN IN THE PARTNERSHIP NAME.
SIGNATURE
SIGNATURE (IF HELD JOINTLY)
DATE

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SOUNDVIEW TECHNOLOGY GROUP, INC. 1700 EAST PUTNAM AVENUE OLD GREENWICH, CT 06870
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 12, 2003
COMPARATIVE RETURN TABLE EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
INDEPENDENT ACCOUNTANTS
OTHER BUSINESS
PROVISION OF CERTAIN ADDITIONAL INFORMATION
PROXY SOUNDVIEW TECHNOLOGY GROUP, INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS JUNE 12, 2003